                                                                    Exhibit 99.1

[UNIVERSAL ELECTRONICS LOGO]                                             N E W S

                                        Contacts: Paul Arling (UEI) 714.820.1000
                                        Kirsten Chapman (IR Agency) 415.433.3777

                UNIVERSAL ELECTRONICS REPORTS SECOND QUARTER 2005
                                FINANCIAL RESULTS
    - NET SALES GREW 30 PERCENT TO A SECOND QUARTER RECORD OF $44.3 MILLION -

CYPRESS, CA - August 2, 2005 - Leading wireless control technology developer Universal Electronics Inc. (UEI) (NASDAQ: UEIC) today announced financial results for the second quarter and the six-month period ended June 30, 2005.

        Net sales for the second quarter of 2005 were $44.3 million, marking the highest second quarter sales in the company's history. Compared to $34.0 million for the same quarter last year, net sales increased 30 percent, primarily due to the strong performance amongst subscription broadcasting customers in the Business Category. During the second quarter of 2005, the company recorded a one-time $1.6 million write down of a balance due from a former European distributor. Net income as determined under generally accepted accounting principles (GAAP) for the second quarter 2005 was $1.5 million, or $0.11 per diluted share. Pro forma net income for the second quarter 2005 was $2.8 million, or $0.20 per diluted share, compared to $1.7 million, or $0.12 per diluted share, for the second quarter 2004. Pro forma net income is included here as management believes it provides a more accurate measure of quarter-over-quarter and year-over-year financial performance as it excludes the effects of this unusual, one-time write down. A table reconciling the difference between GAAP and pro forma net income is included at the end of this press release.

        "We continue to execute on our strategy to build our position as the leading provider of wireless control technology. Our strong second quarter sales and recently announced customer agreements with Consumer Electronics market leaders Panasonic and Pioneer illustrate our ability to execute on plan," stated Paul Arling, the company's chairman and chief executive officer. "During the second half of the year, we expect continued demand in subscription broadcasting and retail seasonality will further our growth."

        "UEI delivered record second-quarter revenue with growth of 30 percent versus a year ago driven by strong demand for our core technology," said Rob Lilleness, UEI's president and chief operating officer. "Looking forward, we are also excited about bringing our technology to the Custom Installer/CEDIA channel. On July 25th, we commercially launched our NevoSL(TM) and announced a worldwide network of 16 distributors. To date, we have shipped units to Australia, Europe and the United States, and we anticipate solid future demand."

Second quarter 2005 results include the following.

        - Business Category contributed 73 percent of the total revenue and Consumer Category contributed 27 percent, compared to the second quarter 2004 when Business Category contributed 62 percent of total revenue and Consumer Category contributed 38 percent.

        - Gross margins were 35.5 percent, compared to 37.9 percent in last year's second quarter, reflecting the higher sales in the Business Category, which carries a lower margin than the Consumer Category, and the associated air shipments related to the unanticipated higher demand.

        - Research and development was $1.6 million, representing a $500,000 increase over last year's second quarter.

        Net sales for the six-month period ended June 30, 2005 were $85.8 million compared to $66.6 million for the first six months of 2004. GAAP net income for the first six months of 2005 was $3.4 million, or $0.24 per diluted share. Pro forma net income for the first six months of 2005 was $4.6 million, or $0.33 per diluted share, compared to $3.5 million, or $0.25 per diluted share, for the same period last year.

        In the second half of the year, the company expects gross margin to return to the 38 percent plus or minus range for a number of reasons. First, UEI customers have a better understanding of the demand for new DVR and HDTV boxes. Second, UEI took actions to normalize its air/ocean freight mix by June to reduce costs. Third, the company anticipates the Consumer Category revenue contribution to increase as typically retail sales are seasonally high in the second half of the year.

UEI'S RECENT HIGHLIGHTS:

- Nevo(SL), a universal controller that intuitively delivers complete audio/visual and digital media control for the networked home, began shipping in June and was officially launched on July 25th. Nevo(SL) is now being distributed in 16 countries worldwide including the United States, United Kingdom, Netherlands, South Africa, New Zealand, Australia, Germany, Belgium, Luxembourg, Finland, Switzerland, France, Spain, Portugal, Norway and Italy. In the United States, AVAD will distribute Nevo(SL).

- Pioneer Corporation and UEI entered into an agreement to extend the current license of proprietary connectivity software for use in several of Pioneer's Pure Vision plasma television products. Announced in mid-July, the extension details that Pioneer will utilize UEI's extensive database of infrared (IR) codes to ensure traditional home devices can be controlled by consumer plasma televisions.

- Panasonic and UEI signed a two-year agreement in June in which UEI will provide its world-class IR database and leading intellectual property portfolio for remote control devices Panasonic manufactures for its consumer electronics products.

- Building on UEI's expertise in developing innovative universal remote control products to meet the demands of today's consumer, UEI announced the addition of two new universal remote controls to its One For All Kameleon(R) family: The One For All Kameleon 6-Hybrid and One For All Kameleon 8-RF.

CONFERENCE CALL INFORMATION:

UEI's management team will hold a conference call today, Tuesday August 2, 2005 at 1:30 p.m. Pacific Time to review second quarter 2005 results and hold a question and answer session for callers. To access the call in the U.S. please dial 800-622-9917 and for international calls 706-645-0366, approximately 10 minutes prior to the start of the conference. The conference call will also be broadcast live over the Internet and available for replay for a year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 800-642-1687 and international the number is 706-645-9291. Enter access code 7836556.

ABOUT UNIVERSAL ELECTRONICS

Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company's primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. For nearly 20 years, the company has developed a broad portfolio of patented technologies and the industry's leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All(R) brand name. More information about UEI can be obtained at http://www.uei.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company's business lines to grow and expand in the manner anticipated by the company's management, including the Consumer Electronics, digital media and CEDIA markets; the growth of, acceptance of and the demand for the company's products and technologies, including new products such as NevoSL and the company's home connectivity line of products, in various markets and geographical regions, including the computing, subscription broadcasting cable, satellite, consumer electronics, OEM, retail and interactive TV and home automation industries, not materializing as believed by the company's management; the failure of the seasonal increase in retail sales to occur as expected by the company, the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company's management; the effect the Euro and other foreign currencies has on the company's results; compared to the U.S. Dollar; the possible dilutive effect the company's stock option programs may have on the company's EPS and stock price; the inability of the company to deliver the NevoSL and the company's home connectivity line of products at the time and in the quantities anticipated by the company's management; and other factors listed from time to time in the company's press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                                - Tables Follow -

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                        JUNE 30,     DECEMBER 31,
                                                         2005            2004
                                                       ---------     ------------
                        ASSETS

Current assets:
  Cash and cash equivalents                            $  38,531      $  42,472
  Accounts receivable, net                                32,673         38,433
  Inventories, net                                        22,174         23,862
  Prepaid expenses and other current assets                4,076          2,237
  Income tax receivable                                      423          1,158
  Deferred income taxes                                    3,468          3,216
                                                       ---------      ---------
     Total current assets                                101,345        111,378

Equipment, furniture and fixtures, net                     4,115          3,732
Goodwill                                                  10,508         10,655
Intangible assets, net                                     6,295          6,550
Other assets                                                 374          2,935
Deferred income taxes                                      4,877          5,035
                                                       ---------      ---------
     Total assets                                      $ 127,514      $ 140,285
                                                       =========      =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $  17,486      $  17,559
  Accrued income taxes                                     4,768          4,267
  Accrued compensation                                     2,721          5,914
  Other accrued expenses                                   6,071          8,557
                                                       ---------      ---------
     Total current liabilities                            31,046         36,297
Deferred income taxes                                        102            107
Deferred revenue                                             534             --
                                                       ---------      ---------
       Total liabilities                                  31,682         36,404

Stockholders' equity:
  Common stock                                               168            166
  Paid-in capital                                         80,752         78,872
  Accumulated other comprehensive (loss) income           (3,969)         3,571
  Retained earnings                                       48,694         45,293
  Deferred stock-based compensation                           --           (168)
  Common stock held in treasury                          (29,813)       (23,853)
                                                       ---------      ---------
     Total stockholders' equity                           95,832        103,881
                                                       ---------      ---------
     Total liabilities and stockholders' equity        $ 127,514      $ 140,285
                                                       =========      =========

                           UNIVERSAL ELECTRONICS INC.
                         CONSOLIDATED INCOME STATEMENTS
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                        THREE MONTHS ENDED           SIX MONTHS ENDED
                                              JUNE 30,                   JUNE 30,
                                      ----------------------      ----------------------
                                        2005          2004          2005          2004
                                      --------      --------      --------      --------
Net sales                             $ 44,322      $ 34,011      $ 85,824      $ 66,623

Cost of sales                           28,604        21,132        54,389        41,079
                                      --------      --------      --------      --------

Gross profit                            15,718        12,879        31,435        25,544

Research and development                 1,570         1,078         3,170         2,208

Selling, general and
    administrative expenses             13,174         9,384        25,606        18,838
                                      --------      --------      --------      --------

Operating expenses                      14,744        10,462        28,776        21,046
                                      --------      --------      --------      --------

Operating income                           974         2,417         2,659         4,498

Interest income, net                      (135)         (150)         (352)         (264)

Other (income) expense, net             (1,296)            7        (2,249)         (493)
                                      --------      --------      --------      --------


Income before income taxes               2,405         2,560         5,260         5,255

Provision for income taxes                (860)         (872)       (1,859)       (1,789)
                                      --------      --------      --------      --------

Net income                            $  1,545      $  1,688      $  3,401      $  3,466
                                      ========      ========      ========      ========

Earnings per share:
     Basic                            $   0.11      $   0.13      $   0.25      $   0.25
                                      ========      ========      ========      ========
     Diluted                          $   0.11      $   0.12      $   0.24      $   0.25
                                      ========      ========      ========      ========

Shares used in computing earnings
   per share:
     Basic                              13,467        13,483        13,493        13,600
                                      ========      ========      ========      ========

     Diluted                            13,983        13,889        14,032        13,967
                                      ========      ========      ========      ========

                           UNIVERSAL ELECTRONICS INC.
          RECONCILIATION OF SECOND QUARTER 2005 PRO FORMA, GAAP RESULTS
                    (In thousands, except per share amounts)
                                   (Unaudited)

The following table reconciles UEI's pro forma financial results for the second quarter of 2005 to its actual financial results in accordance with generally accepted accounting principles.

                                        THREE MONTHS ENDED          SIX MONTHS ENDED
                                              JUNE 30,                  JUNE 30,
                                      ----------------------     ----------------------
                                        2005          2004         2005          2004
                                      --------      --------     --------      --------
Net income, as reported
   according to GAAP                  $  1,545      $  1,688     $  3,401      $  3,466
Plus:
   Balance write down                    1,592                      1,592
Less:
   Tax effect of excluding the
     write down                           (355)            0         (355)            0
                                      --------      --------     --------      --------
Pro forma net income                  $  2,782      $  1,688     $  4,638      $  3,466


GAAP earnings per share
      Diluted                         $   0.11      $   0.12     $   0.24      $   0.25
                                      ========      ========     ========      ========

Pro forma earnings per share:
      Diluted                         $   0.20      $   0.12     $   0.33      $   0.25
                                      ========      ========     ========      ========


Shares used in computing earnings
   per share:
     Diluted                            13,983        13,889       14,032        13,967
                                      ========      ========     ========      ========


                                       ###